Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

February 5, 2025

Trio Petroleum Corp.

5401 Business Park South, Suite 115

Bakersfield, CA 93309

Re:	Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Trio Petroleum Corp.., a Delaware corporation (the “Company”), in a public offering pursuant to the Registration Statement on Form S-1 (Registration No. 333-280816) initially filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on July 15, 2024 (the “Registration Statement”), and the related prospectus contained therein (the “Prospectus”). We are rendering this opinion in connection with the filing by the Company of the Registration Statement relating to the offer and sale by the Company (the “Offering”) consisting of up to $8,000,000 of (a) shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (b) Pre-Funded Warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock (the “Pre-Funded Warrant Shares”) in lieu of Shares, as applicable. The Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares are covered by the Registration Statement and we understand that the Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares are to be offered and sold in the manner described in the Prospectus. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

For purposes of rendering the opinions set forth below, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion including (i) the Registration Statement, including the exhibits filed therewith, (ii) the Prospectus, (iii) the Company’s amended and restated certificate of incorporation and amended and restated bylaws, as currently in effect, (iv) the form of Securities Purchase Agreement, (v) the form of Placement Agency Agreement (vi) the form of Pre-Funded Warrant, and (vii) the corporate resolutions and other actions of the Company that authorize and provide for the filing of the Registration Statement, and we have made such other investigation as we have deemed appropriate. We have not independently established any of the facts so relied on.

We have also assumed that all of the shares of Common Stock issuable or eligible for issuance pursuant to exercise of the Pre-Funded Warrants following the date hereof will be issued for not less than par value.

1. Common Stock. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

2. Pre-Funded Warrants. When the Registration Statement becomes effective under the Act and when the Pre-Funded Warrants are issued, delivered and paid for, as contemplated by the Registration Statement, such Pre-Funded Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and(d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrant.

3. Pre-Funded Warrant Shares: When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, upon the exercise of the Pre-Funded Warrants and payment of the Pre-Funded Warrant exercise price, the Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to the applicable provisions of the General Corporation Law of the State of Delaware, laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality or other political subdivision or local government agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP